Exhibit 10.10

VIASYS HEALTHCARE INC.

CHANGE IN CONTROL EXECUTIVE RETENTION AGREEMENT

THIS AGREEMENT by and between VIASYS Healthcare Inc., a Delaware corporation (the “Company”), and Wesley N. Riemer (the “Executive”) made and entered into as of May 26, 2006 (the “Restatement Effective Date”).

WHEREAS, the Company and the Executive previously entered into a Change in Control Executive Retention Agreement dated as of September 26, 2005 (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement as set forth herein; and

WHEREAS, this Agreement will replace and supersede all prior severance agreements between the Executive and the Company or its subsidiaries, including, without limitation, the Original Agreement and any benefits payable to the Executive under the VIASYS Healthcare Inc. Change in Control Severance Plan (the “Change in Control Plan”).

NOW, THEREFORE, as an inducement for and in consideration of the Executive’s remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.2).

1.             KEY DEFINITIONS.

As used herein, the following terms shall have the following respective meanings:

1.1         “CAUSE” means (i) repeated failure to comply with reasonable directives of relevant senior officers, (ii) commission of a felony that is materially detrimental to the Company or its successor organization, or (iii) continued gross neglect of the Executive’s duties with the Company or its successor organization (other than as a result of physical or mental incapacity or illness).

1.2         “CHANGE IN CONTROL” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:

(i)            any acquisition by the Company, or

(ii)           any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b)           the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(c)           the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(d)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3         “CHANGE IN CONTROL DATE” means the date on which a Change in Control is consummated.

2.             LENGTH OF AGREEMENT. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Restatement Effective Date and shall expire upon the first to occur of (a) the date that is twelve (12) months after the Change in Control Date, if the Executive is still employed by the Company or its successor organization as of such later date, or (b) the fulfillment by the Company or its successor organization of all of its obligations under Section 4 if the Executive’s employment is terminated by the Company or its successor organization without Cause within twelve (12) months following the Change in Control Date.

3.             NOT AN EMPLOYMENT CONTRACT. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company or its successor organization any obligation to retain the Executive as an employee, and that this Agreement does not prevent the Executive from terminating employment at any time.

4.             BENEFITS TO EXECUTIVE.

4.1         SEVERANCE. If the Executive’s employment is terminated by the Company or its successor organization without Cause upon or within twelve (12) months following a Change in Control of the Company, the Executive shall be entitled to the following benefits:

(a)           an amount equal to the sum of (i) twelve (12) months of the Executive’s then current base pay and (ii) the Executive’s target bonus under the VIASYS Healthcare Inc. Management Incentive Plan for the year of termination, payable by the Company or its successor organization in a lump sum within sixty (60) days after the Executive’s date of termination, and

(b)           continued participation, at the expense of the Company (or its successor organization), in all medical and dental insurance plans in which the Executive and the Executive’s family were participating on the Executive’s date of termination until the earlier of (A) twelve (12) months following the Executive’s date of termination or (B) the date on which the Executive receives substantially equivalent coverage and benefits under the plans of a subsequent employer.

Base pay shall mean the Executive’s rate of wages or salary on the date of termination of employment, excluding all extra pay such as incentive bonuses, car allowances or other allowances. Severance benefits shall not be considered compensation or continuing employment for purposes of determining benefits that are provided under any plans maintained by the Company or its successor organization, including, without limitation, the Company’s or its successor organization’s retirement plan(s) and equity compensation plan(s).

4.2         OTHER BENEFITS. To the extent not previously paid or provided, the Executive or the Executive’s estate or beneficiaries, as the case may be, shall also be entitled to the balance of any base pay or incentive awards due the Executive but not yet paid (including, without limitation, awards due for performance periods that have been completed, but have not yet been paid), any vacation pay accrued but not yet paid, any expense reimbursements due the Executive, and other benefits, if any, in accordance with applicable plans or programs of or contracts or agreements of the Executive with the Company. In addition, unless indicated otherwise in this Agreement, the treatment of any options granted to the Executive shall be governed by the terms of the VIASYS Equity Incentive Plan or other relevant equity compensation plan or any associated stock option agreement.

4.3         MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided in this Section 4 by seeking other employment or otherwise. Further, the amount of any payment provided in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits.

5.             TERMINATION AGREEMENT AND RELEASE. The payment to the Executive under Section 4 shall be conditioned upon the Executive’s execution of an agreement not to disparage the Company or its successor organization, or otherwise take any action that could reasonably be expected to adversely affect the reputation of the Company or its successor organization, and generally to release and waive claims against the Company or its successor organization, such agreement to be in a form satisfactory to the Company or its successor organization in its sole discretion, within ten (10) business days of the Executive’s date of termination, or within such longer period required by law for enforceability of the agreement and release. The payment under Section 4 of this Agreement shall not become due until such time as the Executive has executed the agreement and release referred to in the previous sentence. In addition, the Executive’s right to payment under this Agreement shall cease upon the Executive’s rescission or material breach of the agreement.

6.             DISPUTES. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Philadelphia, Pennsylvania, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.             SUCCESSORS.

7.1         SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement.

7.2         SUCCESSOR TO EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8.             NOTICE. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company or its successor organization, at 227 Washington Street, Suite 200, Conshohocken, PA 19428, Attn: General Counsel, and to the Executive at the Executive’s principal residence as currently reflected on the Company’s or its successor organization’s records (or to such other address as either the Company or its successor organization, or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9.             MISCELLANEOUS.

9.1         SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.2         GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

9.3         WAIVERS. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company or its successor organization shall be deemed a waiver of that or any other provision at any subsequent time.

9.4         COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.5         TAX WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

9.6         ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including, without limitation, the Original Agreement and the Change in Control Plan; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Original Agreement and the Executive’s participation in the Change in Control Plan, is hereby terminated and cancelled.

9.7         AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

VIASYS HEALTHCARE INC.

By:	/s/ Randy H. Thurman
Name: Randy H. Thurman
Title: Chief Executive Officer

EXECUTIVE

/s/ Wesley N. Riemer
Wesley N. Riemer